Exhibit 99.2

EXPLANATORY NOTE

When used in this Exhibit, the term “SunPower” refers to SunPower Corporation and not its subsidiaries; and the terms “Maxeon Solar,” “we,” “us” and “our” refer collectively to Maxeon Solar Technologies, Pte. Ltd. or Maxeon Solar Technologies, Ltd. (as the case may be) and its subsidiaries, in each case, unless the context otherwise requires or indicates. Capitalized terms used but not defined herein have the meanings assigned to them in Maxeon Solar’s registration statement on Form 20-F initially filed with the Securities and Exchange Commission on July 2, 2020, which registration statement is not yet effective (the “Form 20-F”).

3.A SELECTED FINANCIAL DATA

The following selected financial data should be read together with our condensed combined financial statements and related notes furnished as Exhibit 99.1 to SunPower Corporation’s Current Report on Form 8-K on July 6, 2020 (the “Current Report”), and our combined financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” appearing in the Form 20-F. We derived the selected statement of operations data for the year ended December 29, 2019 and the selected balance sheet data as of December 29, 2019 from our audited combined financial statements and related notes appearing in the Form 20-F. We derived the summary historical statement of operations data for the three months ended March 29, 2020 and March 31, 2019 and the summary balance sheet data as of March 29, 2020 from our unaudited condensed combined financial statements.

The selected financial data in this section are not intended to replace our combined financial statements and the related notes. Our historical results could differ from those that would have resulted if we operated autonomously or as an entity independent of SunPower in the periods for which historical financial data is presented below, and such results are not necessarily indicative of the results that may be expected in the future.

For additional details regarding the preparation of our combined financial statements and condensed combined financial statements, please see “Item 5. Operating and Financial Review and Prospects—5.A. Operating Results—Basis of Presentation” and “Note 1. Background and Basis of Presentation” to our combined financial statements and condensed combined financial statements, respectively, appearing in the Form 20-F and Exhibit 99.1 to the Current Report, respectively.

We prepare our combined financial statements and condensed combined financial statements in accordance with GAAP. Our reference to the combined financial statement(s) includes the relevant condensed combined financial statement(s) for the periods presented throughout the rest of this section.

	Three Months Ended
	March 29, 2020	March 31, 2019
	(Unaudited)
(in thousands)
Statements of Operations Data:
Revenue	$227,640	$229,071
Gross (loss) profit	3,232	(35,561)
Operating loss	(29,580)	(63,271)
(Provision for) benefit from income taxes	(468)	(2,115)

Net loss	(31,077)	(70,564)
Net loss attributable to the Parent	(31,749)	(71,573)

	As Of
	December 29, 2019	March 29, 2020
		(Unaudited)
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$120,956	$55,792
Total assets	990,211	893,746
Short term debt	60,383	46,583
Long-term debt	1,487	1,315
Total equity	367,523	374,016

1

3.B. CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and our capitalization as of March 29, 2020 on:

•	an actual basis; and

•	an adjusted basis, to give effect to the pro forma adjustments set forth in “—Unaudited Pro Forma Combined Financial Information” above.

The “as adjusted” information below is not necessarily indicative of what our capitalization and indebtedness would have been had the separation and related transactions been completed as of March 29, 2020. You can find an explanation of the pro forma adjustments made to our historical combined financial statements in Exhibit 99.3 to the Current Report entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” You should review the following table in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements,” and “Item 5. Operating and Financial Review and Prospects” and our historical combined financial statements and related notes to those statements appearing in the Form 20-F, as well as the sections of this Exhibit captioned “Item 3. Key Information—3.A. Selected Financial Data,” and “Item 5. Operating and Financial Review and Prospects,” and Exhibit 99.3 to the Current Report entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Our reference to the combined financial statement(s) includes the relevant condensed combined financial statement(s) for the periods presented throughout the rest of this section.

We are providing the capitalization table below for informational purposes only. It should not be construed to be indicative of our capitalization or financial condition had the separation been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we operated as a standalone public company at that date and is not necessarily indicative of our future capitalization or financial position.

	As of March 29, 2020
	Historical	As Adjusted
		(Unaudited)
(in thousands)
Cash and cash equivalents	$55,792	$390,125
Liabilities
Short term debt	$46,583	$38,000
Long-term debt	1,315	167,125

Total debt	$47,898	$205,125

Stockholders’ equity
Common stock, no par value	$—	$—
Additional paid-in capital	$—	$541,382
Net Parent investment	374,046	—
Accumulated other comprehensive loss	(6,006)	(6,006)

Equity attributable to the Company	368,040	535,376
Noncontrolling interests	5,976	5,976

Total equity	$374,016	$541,352

Total capitalization	$421,914	$746,477

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

5.A. OPERATING RESULTS

This operating and financial review should be read together with the section captioned “Selected Financial Data,” “Item 4. Information on the Company—4.B. Business Overview” and the combined financial statements included in the Form 20-F and the condensed combined financial statements of the Maxeon Business and the related notes to those statements included as Exhibit 99.1 to the Current Report. Our reference to the combined financial statement(s) includes the relevant condensed combined financial statement(s) for the periods presented throughout the rest of this section. Among other things, those financial statements include more detailed information regarding the basis of preparation for the following information. The combined financial statements of the Maxeon Business have been prepared in accordance with GAAP. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” in the Form 20-F, our actual results may differ materially from those anticipated in these forward-looking statements. Please see “Special Note About Forward-Looking Statements” in the Form 20-F.

Proposed Separation From SunPower

On November 11, 2019, SunPower announced its intention to separate into two independent publicly traded companies: one comprising its solar panel cell and solar manufacturing operations and supply to resellers and commercial and residential end customers outside of the Domestic Territory (as defined below), which will conduct business as Maxeon Solar Technologies, Ltd., a company incorporated under the laws of Singapore and currently a wholly owned subsidiary of SunPower, and one comprising its solar panel manufacturing operations, equipment supply, and sales of energy solutions and services in Canada and the United States (excluding Puerto Rico, American Samoa, Guam, the Northern Mariana Islands and the U.S. Virgin Islands) (which we refer to as the “Domestic Territory”), including direct sales of turn-key engineering, procurement and construction services, sales to its third-party dealer network, sales of energy under power purchase agreements, storage and services solutions, cash sales and long-term leases directly to end customers which will continue as SunPower Corporation.

SunPower entered into the Investment Agreement with us, Tianjin Zhonghuan Semiconductor Co., Ltd., a PRC joint stock limited company (“TZS”) and, for the limited purposes set forth therein, Total Solar INTL SAS (“Total”). In addition, SunPower entered into the Separation and Distribution Agreement with us.

Pursuant to the Separation and Distribution Agreement and the Investment Agreement: (1) SunPower will contribute certain non-U.S. operations and assets of its SunPower Technologies business unit to us (referred to as the “separation”), (2) SunPower will then spin us off through a pro rata distribution to its shareholders of 100% of its interest in us (referred to as the “distribution” and together with the separation, the “spin-off”), and (3) immediately after the distribution, TZS will purchase from us (referred to as the “investment,” and together with the spin-off, the “Transactions”) shares that will, in the aggregate, represent approximately 28.848% of our outstanding shares after giving effect to the Transactions for $298.0 million. The spin-off is intended to be tax-free to SunPower shareholders for Singapore income and withholding tax purposes and for U.S. federal income tax purposes.

In connection with the Transactions and concurrently with the distribution, we and SunPower will also enter into the Ancillary Agreements, that will govern relationships between us and SunPower following the distribution. In addition, at the closing of the Investment, TZS, Total and Maxeon Solar will enter into a Shareholders Agreement (the “Shareholders Agreement”).

The process of completing the proposed separation has been and is expected to continue to be time-consuming and involves significant costs and expenses. We expect to incur separation costs of up to $25.0 million during fiscal year 2020. As of March 29, 2020, we also expect capital investments of approximately $230.0 million to ramp up production of our next generation technology through fiscal year 2021.

Additionally, following the spin-off, we must maintain an independent corporate overhead. Due to the loss of economies of scale and the necessity of establishing independent functions for each company, the separation from SunPower into two independent companies is expected to result in total dis-synergies of approximately $10.0 million annually, which costs are primarily associated with corporate functions such as finance, legal, information technology and human resources.

Due to the scale of SunPower’s businesses and its global footprint (among other factors), the separation process is extremely complex and requires effort and attention from employees throughout SunPower’s organization. For example, employees of the business that will become part of Maxeon Solar must be transitioned to new payroll and other benefit platforms. Outside the organization, SunPower must notify and establish separation readiness among customers, business partners and suppliers so that business relationships all over the world may continue seamlessly following the completion of the separation. Administratively, the separation involves the establishment of new customer and supplier accounts, new bank accounts, legal reorganizations and contractual assignments in various jurisdictions throughout the world, and the creation and maintenance of separation management functions, to plan and execute the separation process in a timely fashion. For more information on the risks involved in the separation process, see “Risk Factors—Risks Related to the Separation” included in the Form 20-F.

Basis of Presentation

Standalone financial statements have not been historically prepared for our business. Our combined financial statements have been derived from the consolidated financial statements and accounting records of SunPower as if it operated on its own during the period presented and were prepared in accordance with GAAP. The primary basis for presenting consolidated financial statements is when one entity has a controlling financial interest in another entity. As there is no controlling financial interest present between or among the entities that comprise our business, we are preparing our financial statements on a combined basis. SunPower’s investment in our business is shown in lieu of equity attributable to Maxeon Solar as there is no consolidated entity for which SunPower holds an equity interest in. SunPower’s investment represents its interest in the recorded net assets of Maxeon Solar.

Our Combined Statements of Operations include all sales and costs directly attributable to Maxeon Solar, including costs for facilities, functions and services used by Maxeon Solar. The Combined Statements of Operations also reflect allocations of general corporate expenses from SunPower including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue or headcount as relevant measures. Management of Maxeon Solar and SunPower consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Maxeon Solar. The allocations may not, however, reflect the expense we would have incurred as a standalone company for the period presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

For further information on the basis of presentation of the combined financial statements see “Note 1. Background and Basis of Presentation” to our combined financial statements included in the Form 20-F.

Items You Should Consider When Evaluating Our Combined Financial Statements and Assessing Our Future Prospects

Our results of operations, financial position and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of SunPower in the periods for which combined financial statements are included in the Form 20-F and the unaudited condensed combined financial statements in Exhibit 99.1 to the Current Report, and such information may not be indicative of our future operating results or financial performance. As a result, you should consider the following facts when evaluating our historical results of operations and assessing our future prospects:

•

For the period covered by our combined financial statements, our business was operated within legal entities which hosted portions of other SunPower businesses. For example, certain assets, liabilities and results of operations of subsidiaries related to worldwide power plant project development, project sales will remain with SunPower and are not included in these combined financial statements as they are not core to our historical and future business.

•

For annual reporting purposes, income taxes attributable to our business have been determined using the separate return approach, under which current and deferred income taxes are calculated as if a separate tax return had been prepared in each tax jurisdiction. In various tax jurisdictions, our and SunPower’s businesses operated within the same legal entity and certain SunPower subsidiaries were part of SunPower’s tax group. This required an assumption that the subsidiaries and operations of Maxeon Solar in those tax jurisdictions operated on a standalone basis and constitute separate taxable entities. Actual outcomes and results could differ from these separate tax return estimates, including those estimates and assumptions related to realization of tax benefits within SunPower’s tax groups.

•

For interim reporting purposes, income taxes attributable to our business have been determined in accordance with FASB guidance for interim reporting of income tax, under which we have computed our provision for income taxes based on a projected annual effective tax rate while excluding loss jurisdictions which cannot be benefited. Our projected effective tax rate is based on forecasted annualized results which may fluctuate significantly in future periods, in particular due to the uncertainty in our annual forecasts resulting from the unpredictable duration and severity of the COVID-19 pandemic on our operating results.

•

Our combined financial statements also include an allocation from SunPower for certain management and support functions that we would incur as a publicly traded company that we have not previously incurred. These costs include, but are not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. The allocation of these additional expenses, which are included in the combined financial statements, may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the period presented.

•

In December 2015, SunPower issued $425.0 million in principal amount of 4.00% debentures due 2023 (the “4.00% debentures due 2023”), the proceeds of which were used to finance the solar cell manufacturing facility in the Philippines which relates to our historical business. As the 4.00% debentures due 2023 are legal obligations of SunPower and will not be transferred to us, they are not reflected in our Combined Balance Sheets and Condensed Combined Balance Sheets in the periods presented. However, the $17.0 million of interest expense and the $2.5 million of debt issuance cost amortization associated with the 4.00% debentures due 2023 are reflected in our Combined Statements of Operations and Condensed Combined Statements of Operations to reflect our historical cost of doing business. This cost may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the period presented nor future periods.

•	We expect to incur one-time costs after the completion of the spin-off relating to the transfer of information technology systems from SunPower to us.

•

As part of SunPower, we historically benefited from discounted pricing with certain suppliers as a result of the buying power of SunPower. As a separate entity, we may not obtain the same level of supplier discounts historically received.

•

Prior to the spin-off, as part of the separation, a Maxeon Solar subsidiary intends to issue a promissory note for a principal amount of $100.0 million to SunPower in exchange for certain intellectual property necessary for the operation of the Maxeon Business. The promissory note is to be repaid to SunPower by the Maxeon Solar subsidiary in connection with the spin-off with a combination of cash on hand and funds received in connection with the spin-off. In addition, prior to the spin-off, we expect to enter into various debt instruments with available borrowing capacity of up to $325.0 million. Such indebtedness and the related interest expense associated with such debt is expected to be between $13.4 million and $19.0 million per year, and are not reflected in our combined financial statements. As of the close of the transaction, we are not expected to have any borrowings outstanding but this may change depending on our operating and capital expenditure requirements in the future.

•

The preparation of financial statements requires management to make certain estimates and assumptions, either at the balance sheet date or during the period that affects the reported amounts of assets and liabilities as well as expenses. In particular, due to the fact that the presented combined financial statements have been carved out from SunPower financial statements, actual outcomes and results could differ from those estimates and assumptions as indicated in the critical accounting policies and estimates section of the Form 20-F. See “Note 1. Background and Basis of Presentation” to our combined financial statements included in the Form 20-F and in the “Critical accounting policies and estimates” section within this Item 5.A.

Overview

We are in the business of solar panel cell and solar manufacturing operations and supply to resellers and commercial and residential end customers outside of the Domestic Territory, which will conduct business as Maxeon Solar Technologies, Ltd., a company incorporated under the laws of Singapore and currently a wholly owned subsidiary of SunPower. We sell our solar panels and balance of system components primarily to dealers, project developers, system integrators and distributors, and recognize revenue at a point in time when control of such products transfers to the customer, which generally occurs upon shipment or delivery depending on the terms of the contracts with the customer. There are no rights of return. Other than standard warranty obligations, there are no significant post-shipment obligations (including installation, training or customer acceptance clauses) with any of our customers that could have an impact on revenue recognition. Our revenue recognition policy is consistent across all geographic areas. See “Note 4. Revenue from Contracts with Customers” to our combined financial statements in the Form 20-F. Our combined financial statements have been derived from the consolidated financial statements and accounting records of SunPower.

During the fiscal quarter ended March 29, 2020 and fiscal year, 2019, we had sales of $69.0 million and $426.5 million, respectively, to SunPower representing the sale of solar modules to SunPower based on transfer prices determined based on management’s assessment of market-based pricing terms.

Unit of Power

When referring to our facilities’ manufacturing capacity, and total sales, the unit of electricity in watts for kilowatts (“KW”), megawatts (“MW”), and gigawatts (“GW”) is direct current (“DC”), unless otherwise noted as alternating current (“AC”).

Levelized Cost of Energy (“LCOE”)

LCOE is an evaluation of the life-cycle energy cost and life-cycle energy production of an energy producing system. It allows alternative technologies to be compared across different scales of operation, investment or operating time periods. It captures capital costs and ongoing system-related costs, along with the amount of electricity produced, and converts them into a common metric. Key drivers for LCOE measures for photovoltaic products include panel efficiency, capacity factors, reliable system performance, and the life of the system.

Customer Cost of Energy (“CCOE”)

Our customers are focused on reducing their overall cost of energy by intelligently integrating solar and other Distributed Generation sources, energy efficiency, energy management, and energy storage systems with their existing utility-provided energy. The CCOE measurement is an evaluation of a customer’s overall cost of energy, taking into account the cost impact of each individual generation source (including the utility), energy storage systems, and energy management systems. The CCOE measurement includes capital costs and ongoing operating costs, along with the amount of electricity produced, stored, saved, or re-sold, and converts all of these variables into a common metric. The CCOE metric allows customers to compare different portfolios of generation sources, energy storage, and energy management, and to tailor their solution towards optimization.

Seasonal Trends and Economic Incentives

Our business is subject to industry-specific seasonal fluctuations including changes in weather patterns and economic incentives, among others. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two quarters of a fiscal year. The installation of solar power components and related revenue may decline during cold and/or rainy winter months. In the United States, many customers make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons.

Trends and Uncertainties

Demand

We are in the process of addressing many challenges facing our business. Our business is subject to industry-specific seasonal fluctuations including changes in weather patterns and economic incentives, among others. Sales have historically reflected these seasonal trends with the largest percentage of total revenues realized during the last two quarters of a fiscal year. The installation of solar power components and related revenue may decline during cold and/or rainy winter months.

During fiscal year 2018 we faced market challenges, including competitive solar product pricing pressure including the impact of tariffs imposed pursuant to Section 201 and Section 301 of the Trade Act of 1974. On January 23, 2018, the President of the United States issued Proclamation 9693, which approved recommendations to provide relief to U.S. manufacturers and imposed safeguard tariffs on imported solar cells and modules, based on the investigations, findings, and recommendations of the International Trade Commission. The tariffs went into effect on February 7, 2018. While solar cells and modules based on IBC technology, like our Maxeon 3, Maxeon 2 and related products, were granted exclusion from these safeguard tariffs on September 19, 2018, our solar products based on other technologies continue to be subject to the safeguard tariffs. Additionally, the USTR initiated an investigation under Section 301 of the Trade Act of 1974 into the government of China’s acts, policies, and practices related to technology transfer, intellectual property, and innovation. The USTR imposed additional import duties of up to 25% on certain Chinese products covered by the Section 301 remedy. These tariffs include certain solar power system components and finished products, including those purchased from our suppliers for use in our products and used in our business. Imposition of these tariffs—on top of anti-dumping and countervailing duties on Chinese solar cells and modules, imposed under the prior administration—has resulted and is likely to continue to result in a wide range of impacts to the U.S. solar industry, global manufacturing market and our business, including market volatility, price fluctuations, and demand reduction. Uncertainties associated with the Section 201 and Section 301 trade cases prompted us to adopt a restructuring plan and implement initiatives to reduce operating expenses and cost of revenue overhead and improve cash flow. During fiscal year 2019, we incurred total tariff charges of approximately $4.6 million. During the fiscal quarters ended March 29, 2020 and March 31, 2019, we incurred tariff charges of approximately $1.1 million and $2.1 million, respectively.

We continue to focus on investments that we expect will offer the best opportunities for growth including our industry-leading Maxeon 5 and 6 cell and panel technology.

Supply

We continue to focus on producing our new lower cost, high efficiency Performance Line of solar panels, which will enhance our ability to rapidly expand our global footprint with minimal capital cost.

We continue to see significant and increasing opportunities in technologies and capabilities adjacent to our core product offerings that can significantly reduce our customers’ CCOE, including the integration of energy storage and energy management functionality into our systems, and have made investments to realize those opportunities, enabling our customers to make intelligent energy choices by addressing how they buy energy, how they use energy, and when they use it. We have added advanced module-level control electronics to our portfolio of technology designed to enable longer series strings and significant balance of system components cost reductions in large arrays. We currently offer solar panels that use micro-inverters designed to eliminate the need to mount or assemble additional components on the roof or the side of a building and enable optimization and monitoring at the solar panel level to ensure maximum energy production by the solar system.

We continue to improve our unique, differentiated solar cell and panel technology. We emphasize improvement of our solar cell efficiency and LCOE and CCOE performance through enhancement of our existing products, development of new products and reduction of manufacturing cost and complexity in conjunction with our overall cost-control strategies. We are now producing our solar cells with over 25% efficiency in the lab and have reached production panel efficiencies over 24%.

We previously reduced our overall solar cell manufacturing output in an ongoing effort to match profitable demand levels, with increasing bias toward our highest efficiency Maxeon 3 and Maxeon 5 and 6 products, which utilizes our latest solar cell technology, and our Performance Line of solar panels, which utilize conventional cell technology that we purchase from third parties in low-cost supply chain ecosystems such as China. SunPower previously closed our Fab 2 cell manufacturing facility and our panel assembly facility in the Philippines and are focusing on our latest generation, lower cost panel assembly facilities in Mexico. As part of this realignment, we reduced our back-contact panel assembly capacity and increased production of our new Performance Line of solar panels.

We are focused on reducing the cost of our solar panels, including working with our suppliers and partners along all steps of the value chain to reduce costs by improving manufacturing technologies and expanding economies of scale and reducing manufacturing cost and complexity in conjunction with our overall cost-control strategies. We believe that the global demand for solar panels is highly elastic and that our aggressive, but achievable, cost reduction roadmap will reduce installed costs for our customers and drive increased demand for our solar panels.

We also work with our suppliers and partners to ensure the reliability of our supply chain. We have contracted with some of our suppliers for multi-year supply agreements, under which we have annual minimum purchase obligations. For more information about our purchase commitments and obligations, see “Liquidity and Capital Resources—Contractual Obligations”, “Note 8. Commitments and Contingencies” to our combined financial statements and “Note 6. Commitments and Contingencies” to our condensed combined financial statements included in the Form 20-F and Exhibit 99.1 to the Current Report, respectively.

We currently believe our supplier relationships and various short- and long-term contracts will afford us the volume of material and services required to meet our planned output; however, we face the risk that the pricing of our long-term supply contracts may exceed market value. For example, we purchase our polysilicon under fixed-price long-term supply agreements. When the purchases under these agreements significantly exceed market value they may result in inventory write-downs based on expected net realizable value. Additionally, existing arrangements from prior years have resulted in above current market pricing for purchasing polysilicon, resulting in inventory losses we have realized. For several years, we have elected to sell polysilicon inventory in excess of short-term needs to third parties at a loss, and may enter into further similar transactions in future periods.

For a further discussion of trends, uncertainties and other factors that could impact our operating results, see the section entitled “Risk Factors” included in the Form 20-F.

Critical Accounting Policies and Significant Estimates

Our significant accounting policies are set out in “Note 1. Background and Basis of Presentation” to our combined financial statements included in the Form 20-F, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our audited combined carve-out financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and which could potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies.

Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets. We are not aware of any specific event or circumstance that would require updates to our estimates and judgments or require us to revise the carrying value of our assets or liabilities. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

There were no other significant changes in our critical accounting estimates during the fiscal quarter ended March 29, 2020 compared to those described in the Form 20-F.

Results of Operations

Revenues and Cost of Revenue

Set forth below is a discussion of our results of operations for the periods indicated.

	Three Months Ended
	March 29, 2020	March 31, 2019
(in thousands)	(Unaudited)
Revenues	$227,640	$229,071
Cost of revenue	$224,408	$264,632
As a percentage of total revenue	99%	116%
Gross (loss) profit percentage	1%	(16)%

During the three months ended March 29, 2020, we recognized revenue from sales of modules and components of $227.6 million, of which $69.0 million, or 30.3% of total revenue, represented sales of solar modules to SunPower using transfer prices determined based on management’s assessment of market-based pricing terms. Except for revenue transactions with SunPower, as of March 29, 2020, we had one customer that accounted for at least 10% of revenue. As of March 29, 2020, SunPower accounted for 10.6% of accounts receivable. In addition, two customers accounted for 34.4% and 15.9% of accounts receivable as of March 29, 2020. No other customers accounted for 10% or more of accounts receivable. The decrease of $1.4 million in revenues was primarily due to lower volume of module sales in Europe and Asia, partially offset by increased sales to SunPower of $8.8 million during the three months ended March 29, 2020 as compared to March 31, 2019.

During the three months ended March 29, 2019, we recognized revenue for sales of modules and components from contracts with customers of $229.1 million, of which $60.2 million, or 26.3% of total revenue, represented the sale of solar modules to SunPower using transfer prices determined based on management’s assessment of market-based pricing terms. Except for revenue transactions with SunPower, as of March 31, 2019, we had no other customers that accounted for at least 10% of revenue.

Cost of revenue was $224.4 million in the three months ended March 29, 2020 and includes $2.0 million related to losses incurred as a result of ancillary sales to third parties of excess polysilicon procured under the long-term fixed supply agreements. In addition, we estimated that we paid $15.3 million above the current market price for polysilicon as we were bound by our long-term fixed supply agreements for polysilicon consumed in our manufacturing process, which is the difference between our contractual cost under the long-term fixed supply agreements and the price of polysilicon available in the market as derived from publicly available information, multiplied by the volume of polysilicon we have consumed. The remainder of cost of revenue includes actual cost of material, labor and manufacturing overhead incurred for revenue-producing units shipped, and associated warranty costs. The decrease of $40.2 million in cost of revenue was primarily due to lower volume of module sales in Europe and Asia, offset by a recorded excess capacity costs of $9.7 million during the three months ended March 29, 2020, a majority of which was attributable to the temporary idling of our manufacturing facilities in France, Malaysia, Mexico, and the Philippines, to comply with local government authorities’ public health measures following the outbreak of COVID-19 pandemic. We will continue to monitor the impact of COVID-19 on our operating results.

Cost of revenue was $264.6 million in the three months ended March 29, 2019 and includes tariff-related charges of $2.1 million and $28.3 million related to losses incurred as a result of ancillary sales to third parties of excess polysilicon procured under the long-term fixed supply agreements. In addition, we estimated that we paid $28.3 million above the current market price for polysilicon as we were bound by our long-term fixed supply agreements for polysilicon consumed in our manufacturing process, which is the difference between our contractual cost under the long-term fixed supply agreements and the price of polysilicon available in the market as derived from publicly available information, multiplied by the volume of polysilicon we have consumed. The remainder of cost of revenue includes actual cost of material, labor and manufacturing overhead incurred for revenue-producing units shipped, and associated warranty costs.

In fiscal year 2020, we expect an increase in revenues and a reduction in cost of revenue as a percentage of total revenues from the sales of our Maxeon 5 and 6 cell and panel technology which is expected to have lower manufacturing cost yet offering higher efficiency compared to our current technology.

Revenues by Geography

	Three Months Ended
	March 29, 2020	March 31, 2019
(in thousands)	(Unaudited)
United States	$70,467	$64,442
As a percentage of total revenue	31%	28%
France	$27,435	$39,564
As a percentage of total revenue	12%	17%
China	$538	$26,547
As a percentage of total revenue	—%	12%
Japan	$34,118	$14,523
As a percentage of total revenue	15%	6%
Rest of world	$95,082	$83,995
As a percentage of total revenue	42%	37%

Total revenues	$227,640	$229,071

Revenues are attributed to U.S. and international geographies primarily based on the destination of the shipments. The $70.5 million in sales attributed to the U.S. includes $69.0 million in sales to SunPower for the three months ended March 29, 2020. The $64.4 million in sales attributed to the U.S. includes $60.2 million in sales to SunPower for the three months ended March 31, 2019.

Operating Expenses

Operating expenses includes allocations of general corporate expenses from SunPower including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of revenue or headcount as relevant measures. Management of Maxeon Solar and SunPower consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, us. The allocations may not, however, reflect the expense we would have incurred as a standalone company for the period presented, nor our future results upon completion of the proposed separation. Actual costs that may have been incurred if we had been a standalone company, and future costs, would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

	Three Months Ended
	March 29, 2020	March 31, 2019
(in thousands)	(Unaudited)
Operating expenses:
Research and development	$8,570	$7,502
As a percentage of total revenue	4%	3%
Sales, general and administrative	24,242	20,813
As a percentage of total revenue	11%	9%
Restructuring benefits	—	(605)
As a percentage of total revenue	0%	<1%

Total operating expenses	$33,812	$27,710

Operating loss	$(29,580)	$(63,271)

Research and Development Expenses

Research and development expenses were $8.6 million in the three months ended March 29, 2020 primarily associated with expenditures on our Maxeon 5 and 6 cell and panel technology, comprising of compensation expense of $4.8 million, research and development materials of $0.8 million, depreciation expense of $0.7 million, external consulting and legal services of $0.3 million and travel expenses of $0.3 million.

Research and development expenses were $7.5 million in the three months ended March 31, 2019 primarily associated with expenditures on our Maxeon 5 and 6 cell and panel technology, comprising of compensation expense of $4.6 million, depreciation expense of $0.7 million, external consulting and legal services of $0.6 million, travel expenses of $0.4 million and research and development materials of $0.4 million.

Sales, General and Administrative Expenses

Sales, general and administrative expenses were $24.2 million in the three months ended March 29, 2020 and comprised primarily of $7.8 million of compensation expense, $4.4 million of allocations of general corporate expenses from SunPower, including, but not limited to, executive management, finance, legal, information technology and other shared services necessary to operate as a stand-alone public company, $3.0 million of professional fees, $1.7 million of equipment related expenses, $1.6 million of facilities related costs including rent, utilities and maintenance, and $0.3 million of depreciation expense.

Sales, general and administrative expenses were $20.8 million in the three months ended March 31, 2019 and comprised primarily of $6.9 million of compensation expense, $5.9 million of allocations of general corporate expenses from SunPower, including, but not limited to, executive management, finance, legal, information technology and other shared services necessary to operate as a stand-alone public company, $3.2 million of professional fees, $1.4 million of facilities related costs including rent, utilities and maintenance, $0.9 million of depreciation expense and $0.5 million of travel expenses.

Restructuring Charges

Restructuring benefits during the three months ended March 29, 2020 were not material and during the three months ended March 31, 2019 were $0.6 million. The benefit was a result of actual payouts being lower than initial estimates recorded under various legacy plans in historical periods.

See “Item 8. Financial Information” and “Note 7. Restructuring” to the combined financial statements in the Form 20-F for further information regarding our restructuring plans.

Other Expense, Net

	Three Months Ended
	March 29, 2020	March 31, 2019
(in thousands)	(Unaudited)
Other expense, net:
Interest expense	$(5,905)	$(6,309)
Other, net	4,631	(304)

Other expense, net	$(1,274)	$(6,613)

Of the total $5.9 million in interest expense incurred during the three months ended March 29, 2020, $4.6 million relates to the 4.00% debentures due 2023. The 4.00% debentures due 2023 were issued in December 2015, the proceeds of which were used to finance the construction of our solar cell manufacturing facility in the Philippines which relates to our historical business. As such, the interest and other costs associated with the 4.00%

debentures due 2023 are reflected in our Condensed Combined Statements of Operations. An additional $0.6 million included in interest expense relates to non-cash accretion charges. In connection with our 2016 acquisition of 100% equity voting interest in our former joint venture AUO SunPower Sdn. Bhd., we are required to make non-cancellable annual installment payments during 2019 and 2020. Our Condensed Combined Statements of Operations reflect these non-cash accretion charges as it relates to these installment payments.

Of the total $6.3 million in interest expense incurred during the three months ended March 31, 2019, $4.6 million relates to SunPower’s 4.00% debentures due 2023. An additional $1.2 million included in interest expense relates to non-cash accretion charges.

Other, net for the three months ended March 29, 2020 was primarily comprised of $3.0 million related to foreign exchange gains and a gain of $1.3 million related to an increase in the fair value of our equity investment without readily determinable fair value, based on observable market transactions with a third-party investor. Other, net for the three months ended March 31, 2019 was primarily comprised of $0.3 million foreign related to foreign exchange losses.

Income Taxes

	Three Months Ended
	March 29, 2020	March 31, 2019
(in thousands)	(Unaudited)
Provision for income taxes:	$(468)	$(2,115)
As a percentage of total revenue	0%	(<1)%

The interim income tax expense and other income tax related information contained in these combined financial statements are calculated in accordance with FASB guidance for interim reporting of income tax, based on a projected annual effective tax rate while excluding loss jurisdictions which cannot be benefited. Our projected effective tax rate is based on forecasted annualized results which may fluctuate significantly in future periods, in particular due to the uncertainty in our annual forecasts resulting from the unpredictable duration and severity of the COVID-19 pandemic on our operating results. Current income tax liabilities related to entities which file jointly with SunPower are assumed to be immediately settled with SunPower and are relieved through Net Parent investment in the Condensed Combined Balance Sheets and the Net Parent contribution in the Condensed Combined Statements of Cash Flows.

In the three months ended March 29, 2020, our income tax provision of $0.5 million on a loss before income taxes and equity in earnings of unconsolidated investees of $30.9 million was primarily due to projected tax expense in foreign jurisdictions that are profitable, offset by tax benefit related to release of tax reserves in foreign jurisdictions due to lapse of statute of limitations.

In the three months ended March 31, 2019, our income tax provision of $2.1 million on a loss before income taxes and equity in earnings of unconsolidated investees of $69.9 million was primarily due to tax expense in foreign jurisdictions that are profitable.

Equity in Earnings (Losses) of Unconsolidated Investees

For the three months ended March 29, 2020 and March 31, 2019, our unconsolidated investees reported a gain for which we recorded our reportable share of $0.2 million and $1.4 million, respectively. The decrease of $1.2 million in equity in earnings of unconsolidated investees was primarily driven by a reduction in the overall earnings of our investees.

Net Loss (Gain) Attributable to Noncontrolling Interests

For the three months ended March 29, 2020 and March 31, 2019, we attributed $0.7 million of net loss and $1.0 million of net loss, respectively, to noncontrolling interests. The decrease in net loss attributable to noncontrolling interests was a result of slightly favorable operations from our consolidated investee during the three months ended March 29, 2020.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
(in thousands)	March 29, 2020	March 31, 2019
Selected GAAP Financial Data
Revenue	$227,640	$229,071
Cost of revenue (1)	224,408	264,632
Impairment of manufacturing assets	—	—

Gross profit (loss) (1)	3,232	(35,561)
Operating loss (1)	(29,580)	(63,271)
Provision for income taxes	(468)	(2,115)

GAAP net loss (1)	(31,077)	(70,564)
GAAP net loss attributable to the Parent (1)	$(31,749)	$(71,573)

	Three Months Ended
	March 29, 2020	March 31, 2019
Selected Non-GAAP Financial Data
GAAP net loss attributable to the Parent (1)	$(31,749)	$(71,573)
Interest expense	5,905	6,309
Provision for income taxes	468	2,115
Depreciation	12,288	11,650
Amortization	1,820	1,844

EBITDA (1)	$(11,268)	$(49,655)
Additional Adjustments
Stock-based compensation expense	1,889	1,269
Restructuring expense	(1)	(605)

Adjusted EBITDA (1)	$(9,380)	$(48,991)

(1)

For the three months ended March 29, 2020 and March 31, 2019, our GAAP and Non-GAAP results were adversely impacted by the incremental cost of above-market polysilicon of $2.0 million and $28.3 million, respectively, related to losses incurred as a result of ancillary sales to third parties of excess polysilicon procured under the long-term fixed supply agreements. In addition, we estimated that we paid $15.3 million and $28.3 million during three months ended March 29, 2020 and March 31, 2019, respectively, above the current market price as we were bound by our long-term fixed supply agreements for polysilicon consumed in our manufacturing process, which is the difference between our contractual cost under the long-term fixed supply agreements and the price of polysilicon available in the market as derived from publicly available information at the time, multiplied by the volume of polysilicon we have consumed.

We present earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA adjusted for specified additional items (“Adjusted EBITDA”), which are non-GAAP measures, to supplement our combined financial results presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA are useful to investors, enabling them to better assess changes in our results of operations across different reporting periods on a consistent basis, independent of certain items as presented above. Thus, EBITDA and Adjusted EBITDA provide investors with additional methods to assess our operating results in a manner that is focused on our ongoing, core operating performance, absent the effects of these items. We also use EBITDA and Adjusted EBITDA internally to assess our business, financial performance and current and historical results, as well as for strategic decision-making and forecasting future results. Given our use of EBITDA and Adjusted EBITDA, we believe that these measures may be important to investors in understanding our operating results as seen through the eyes of management. EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data, should be reviewed together with GAAP measures and may be different from non-GAAP measures used by other companies.

The following is a description of each adjustment to arrive at our non-GAAP measures:

•

Stock-based compensation expense. Stock-based compensation relates primarily to equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation expense provides investors with a basis to measure our core performance, including the ability to compare our performance with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•

Restructuring expense. We incurred restructuring expenses related to reorganization plans implemented by SunPower aimed towards realigning resources consistent with SunPower’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from Adjusted EBITDA financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although we have engaged in restructuring activities in the past, past activities have been discrete events based on unique sets of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from our Adjusted EBITDA financial measures as they are not reflective of ongoing operating results nor do these charges contribute to a meaningful evaluation of our past operating performance.

5.B LIQUIDITY AND CAPITAL RESOURCES

Historical Liquidity

Our operations have historically participated in cash management and funding arrangements managed by SunPower. Cash flows related to financing activities primarily reflect changes in SunPower’s investment in us. As part of SunPower, we are dependent on SunPower for our working capital and financing requirements as SunPower uses a centralized approach for cash management and financing of its operations. SunPower provides funding for our operating and investing activities including pooled cash managed by SunPower treasury to fund operating expenses and capital expenditures. SunPower also directly collects our receivables. These activities are reflected as a component of net parent investment, and this arrangement is not reflective of the manner in which we would operate as a stand-alone business separate from SunPower during the period presented. Accordingly, none of SunPower’s cash, cash equivalents or debt at the corporate level have been assigned to us in the combined financial statements. Net parent investment represents SunPower’s interest in the recorded net assets of Maxeon Solar. All significant transactions between us and SunPower have been included in the accompanying combined financial statements.

Future Liquidity

Following the spin-off from SunPower, our capital structure and sources of liquidity will change significantly from our historical capital structure. Subsequent to the separation, we will no longer participate in cash management and funding arrangements managed by SunPower.

We believe that our current cash, cash equivalents and cash expected to be generated from operations will be sufficient to meet our working capital needs and fund our committed capital expenditures over the next 12 months from the date of the issuance of the financial statements. In conjunction with evaluating our ability to continue as a going concern, we have considered our historical ability to work with our vendors to obtain favorable payment terms, when possible, and our ability to reduce manufacturing output to reduce inventory in order to optimize our working capital. We may also choose to explore additional options in connection with our short-term liquidity needs, such as selling raw materials inventory to third parties, liquidating certain investments, implementing additional restructuring plans, and deferring or canceling uncommitted capital expenditures and other investment or acquisition activities. However, based on current macroeconomic conditions resulting from the uncertainty caused by the COVID-19 pandemic, we cannot predict, with certainty, the outcome of our actions to generate liquidity as planned. Our liquidity is subject to various risks including the risks identified in “Risk Factors” and market risks identified in “Quantitative and Qualitative Disclosures about Market Risk” in the Form 20-F.

Cash Flows

A summary of the sources and uses of cash, cash equivalents, restricted cash and restricted cash equivalents is as follows:

	Three Months Ended
	March 29, 2020	March 31, 2019
(in thousands)	(Unaudited)
Net cash used in operating activities	$(93,810)	$(19,638)
Net cash used in investing activities	(3,284)	(5,752)
Net cash provided by financing activities	32,312	7,284

Operating Activities

Net cash used in operating activities in the three months ended March 29, 2020 was $93.8 million and was primarily the result of: (i) $65.1 million decrease in accounts payable and other accrued liabilities, primarily attributable to the timing of invoice payments; (ii) $36.6 million decrease in contract liabilities; (iii) net loss of $31.1 million; and (iv) $13.0 million increase in inventories.

This was primarily offset by: (i) $21.6 million decrease in accounts receivable, primarily attributable to billings and collection cycles; (ii) non-cash charges of $17.6 million related to depreciation and amortization, stock-based compensation and other non-cash charges; (iii) $8.9 million decrease in advance payments to suppliers; and (iv) non-cash interest charges of $5.2 million primarily attributable to $4.6 million in interest expense financed by SunPower associated with SunPower’s convertible debt.

Net cash used in operating activities in the three months ended March 31, 2019 was $19.6 million and was primarily the result of: (i) net loss of $70.6 million; (ii) $10.4 million increase in inventories; (iii) $9.9 million decrease in contract liabilities; and (iv) $2.0 million increase in accounts receivable.

This was primarily offset by: (i) $40.1 million increase in accounts payable and other accrued liabilities; (ii) $14.9 million related to depreciation and amortization, stock-based compensation and other non-cash charges; (iii) $13.0 million related to advances to suppliers; and (iv) $6.3 million non-cash interest expense primarily attributable to debt financed by SunPower associated with SunPower’s convertible debt.

In December 2018 and May 2019, we entered into factoring arrangements with two counterparties under which we sold invoices with a total face value of approximately $49.5 million and $20.9 million, during the three months ended March 29, 2020 and March 31, 2019, respectively, which achieved sale accounting under ASU 2014-11, Transfers and Servicing (Topic 860). This amount was reflected as an operating cash inflow in accordance with ASC 230-10-45-16(a).

Investing Activities

Net cash used in investing activities in the three months ended March 29, 2020 was $3.3 million, which primarily included $5.7 million capital expenditures, partially offset by approximately $2.5 million from return of capital by an unconsolidated investee and proceeds from sale of equity investment.

Net cash used in investing activities in the three months ended March 31, 2019 was $5.8 million, which was primarily capital expenditures.

Financing Activities

Net cash provided by financing activities in the three months ended March 29, 2020 was $32.3 million, which included $64.1 million in proceeds from bank loans and other debt and $29.3 million net contributions from SunPower, partially offset by $60.9 million in cash used for repayment of debt obligations. As cash and the financing of our operations have historically been managed by SunPower, the components of Net parent contribution include cash payments by SunPower to settle our obligations. These transactions are considered to be effectively settled for cash at the time the transaction is recorded.

Net cash provided by financing activities in the three months ended March 31, 2019 was $7.6 million, which included $59.0 million in proceeds from bank loans and other debt and $5.7 million net contributions from SunPower, partially offset by $57.3 million in cash used for the repayment of debt obligations. As cash and the financing of our operations have historically been managed by SunPower, the components of Net parent contribution include cash payments by SunPower to settle our obligations. These transactions are considered to be effectively settled for cash at the time the transaction is recorded.

Debt

In 2019, SunPower entered into a master buyer agreement which entitles us to financing through HSBC Bank Malaysia Berhad to settle our outstanding vendor obligations. The agreement entitles us to combined financing of $25.0 million at an interest rate of 1.4% per annum over LIBOR interest rate over a maximum financing tenor of 90 days.

In June 2018, SunPower entered into a revolving credit agreement which entitles us to import and export combined financing of $50.0 million through Standard Chartered Bank Malaysia Berhad at a 1.5% per annum over LIBOR interest rate over a maximum financing tenor of 90 days.

In June 2012, SunPower entered into an Onshore Foreign Currency Loan agreement through Bank of China (Malaysia) Berhad, which provides for the issuance, upon our request, of letters of credit to support our obligations. The agreement entitles us to combined financing of $10.0 million at an interest rate of 1.0% per annum over Cost of Funds Rate for a minimum financing tenor of 7 days and maximum financing tenor of 90 days. This facility was terminated in December 2019.

Liquidity

As of March 29, 2020, we had unrestricted cash and cash equivalents of $55.8 million. Our cash balances are held in numerous locations throughout the world, and as of March 29, 2020, $53.8 million of our cash was held outside of the United States. This offshore cash is used to fund operations of our business in the EMEA and Asia Pacific regions as well as non-U.S. manufacturing operations, which require local payment for product materials and other expenses.

As of December 29, 2019, we had unrestricted cash and cash equivalents of $121.0 million. Our cash balances are held in numerous locations throughout the world, and as of December 29, 2019, all of our cash was held outside of the United States. This offshore cash is used to fund operations of our business in the EMEA and Asia Pacific regions as well as non-U.S. manufacturing operations, which require local payment for product materials and other expenses.

Prior to the spin-off, we expect to enter into debt instruments with available borrowing capacity of up to $325.0 million. Immediately following the separation and distribution, TZS will contribute $298.0 million in cash to Maxeon Solar in exchange for a number of our shares such that immediately following such issuance, TZS will own approximately 28.848% of our outstanding shares.

We expect total capital investments related to purchases of property, plant and equipment of approximately $75.0 million in fiscal year 2020 in order to increase our manufacturing capacity for our highest efficiency Maxeon 5 and 6 product platform and our new Performance Line, improve our current and next generation solar cell manufacturing technology, and other projects.

As of March 29, 2020 and December 29, 2019, we had an obligation to purchase $312.5 million and $348.6 million, respectively, of polysilicon material pursuant to long-term fixed supply agreements with one polysilicon supplier. Of this commitment, as of March 29, 2020 and December 29, 2019, we had prepaid $112.4 million and $121.4 million, respectively. As of March 29, 2020, the balance of $200.1 million is expected to be paid in cash over a period ending in June 2021 until we have fully taken the contractually committed quantities specified in the long-term fixed supply agreements. See “Note 6. Commitments and Contingencies” to our condensed combined financial statements and “Note 8. Commitments and Contingencies” to our combined financial statements in the Form 20-F for further information.

During the three months ended March 29, 2020 and March 31, 2019, we recorded charges of $2.0 million and $28.3 million, respectively, related to losses incurred as a result of ancillary sales to third parties of excess polysilicon procured under our long-term fixed supply agreements. In addition, we estimated that we paid $15.3 million and $28.3 million during the three months ended March 29, 2020 and March 31, 2019, respectively, above the current market price as we were bound by our long-term fixed supply agreements for polysilicon consumed in our manufacturing process.

As of March 29, 2020, based on the then price of polysilicon available in the market, we estimated the remaining contractual commitments under SunPower’s long-term fixed supply agreements for polysilicon that is above market to be approximately $312.5 million, which we expect to incur from 2020 through 2021 based on our forecasted internal manufacturing consumption and ancillary sales. A portion of this loss as well as cash payment may be deferred beyond 2021 as we may negotiate with the supplier to extend the timing of delivery and acceptance of above-market polysilicon pursuant to the underlying contractual purchase obligations. Alternatively, we may negotiate relief under our contractual commitments in exchange for earlier cash payments.

On September 29, 2016, SunPower completed the acquisition of AUOSP (now our wholly owned subsidiary, SunPower Malaysia Manufacturing Sdn. Bhd.) pursuant to a stock purchase agreement entered into between SunPower Technology, Ltd. (“SPTL”), one of our wholly owned subsidiaries, and AU Optronics Singapore Pte. Ltd. (“AUO”). Pursuant to the stock purchase agreement, SPTL purchased all of the shares of AUOSP held by AUO for a total purchase price of $170.1 million in cash, payable in installments as set forth in the stock purchase agreement, to obtain 100% of the voting equity interest in AUOSP. As agreed by SunPower and Maxeon Solar in the Investment Agreement, SunPower paid $30.0 million in cash on September 30, 2019. The remaining $30.0 million in cash will be paid by us on or before September 30, 2020.

There are no assurances that we will have sufficient available cash to repay our indebtedness or that we will be able to refinance such indebtedness on similar terms to the expiring indebtedness or at all. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity investments or debt securities or obtain other debt financing. The current economic environment, however, could limit our ability to raise capital by issuing new equity or debt securities on acceptable terms or at all, and lenders may be unwilling to lend funds on acceptable terms or at all in the amounts that would be required to supplement cash flows to support operations. The sale of additional equity investments or convertible debt securities would result in dilution to our stockholders and may not be available on favorable terms or at all, particularly in light of the current conditions in the financial and credit markets. Additional debt would result in increased expenses and would likely impose new restrictive covenants which may be similar or different than those restrictions contained in the covenants under our current loan agreement. In addition, financing arrangements and letters of credit facilities, may not be available to us, or may not be available in amounts or on terms acceptable to us.

The recent developments relating to the COVID-19 pandemic have resulted in, among other things, shutdowns of manufacturing and commerce in the United States and many countries worldwide. In our response to the uncertainty surrounding the COVID-19 pandemic, we implemented a number of initiatives to proactively address financial and operational impacts of the COVID-19 pandemic and position us well for when the solar industry returns to strong growth. These actions include temporarily reducing the salaries of certain of our executive officers, and temporarily implementing a four-day work week for a portion of our employees, subject to periodic reassessment, to address reduced demand and workloads, with exceptions for certain groups, including those supporting customer and asset services, as well as the recent idling of our factories in France, Malaysia, Mexico and the Philippines. All of our factories have resumed production as of May, in compliance with the relevant local restrictions. Also, we have historically been successful in our ability to divest certain investments and non-core assets, and secure other sources of financing, including executing capital market transactions, and cost reduction initiatives such as restructuring, to satisfy our liquidity needs and may consider taking similar actions in the future if necessary. We continue to focus on improving our overall operating performance and liquidity, including managing cash flows and working capital. While challenging industry conditions and a competitive environment extended into the first half of fiscal 2020, we believe that our total cash and cash equivalents will be sufficient to meet our obligations over the next 12 months from the date of issuance of our financial statements.

Although we have historically been able to generate liquidity, we cannot predict, with certainty, the outcome of our actions to generate liquidity as planned. Additionally, we are uncertain of the impact over time of the COVID-19 pandemic to our supply chain, manufacturing and distribution as well as overall construction and consumer spending.

Liabilities Associated with Uncertain Tax Positions

Due to the complexity and uncertainty associated with our tax positions, we cannot make a reasonably reliable estimate of the period in which cash settlement will be made for our liabilities associated with uncertain tax positions in other long-term liabilities. As of March 29, 2020 and December 29, 2019, total liabilities associated with uncertain tax positions were $11.2 million and $12.8 million, respectively, and were included within “Other long-term liabilities” in our Condensed Combined Balance Sheets for March 29, 2020 and in our Combined Balance Sheets for December 29, 2019, respectively, as they are not expected to be paid within the next twelve months.

Foreign Currency Exchange Risk

Our exposure to movements in foreign currency exchange rates is primarily related to sales to European customers that are denominated in Euros. Revenue generated from these European customers represented 8% of our total revenues in both the three months ended March 29, 2020 and March 31, 2019, respectively. A 10% change in the Euro exchange rate would have impacted our revenue by approximately $3.6 million and $2.9 million in the three months ended March 29, 2020 and March 31, 2019, respectively. Revenue generated from these European customers represented 15% of our total revenues in fiscal year 2019. A 10% change in the Euro exchange rate would have impacted our revenue by approximately $17.4 million in fiscal year 2019.

In the past, we have experienced an adverse impact on our revenue, gross margin and profitability as a result of foreign currency fluctuations. When foreign currencies appreciate against the U.S. dollar, inventories and expenses denominated in foreign currencies become more expensive. An increase in the value of the U.S. dollar relative to foreign currencies could make our solar power products more expensive for international customers, thus potentially leading to a reduction in demand, our sales and profitability. Furthermore, many of our competitors are foreign companies that could benefit from such a currency fluctuation, making it more difficult for us to compete with those companies.

We currently conduct hedging activities which involve the use of forward currency contracts that are designed to address our exposure to changes in the foreign exchange rate between the U.S. dollar and other currencies. As of March 29, 2020 and December 29, 2019, we had outstanding forward currency contracts with aggregate notional values of $114.8 million and $17.5 million, respectively. Because we hedge some of our expected future foreign exchange exposure, if associated revenues do not materialize we could experience a reclassification of gains or losses into earnings. Such a reclassification could adversely impact our revenue, margins and results of operations. We cannot predict the impact of future exchange rate fluctuations on our business and operating results.

Credit Risk

We have certain financial and derivative instruments that subject us to credit risk. These consist primarily of cash and cash equivalents, restricted cash and cash equivalents, investments, accounts receivable, advances to suppliers, and foreign currency forward contracts. We are exposed to credit losses in the event of nonperformance by the counterparties to our financial and derivative instruments. Our investment policy requires cash and cash equivalents, restricted cash and cash equivalents, and investments to be placed with high-quality financial institutions and limits the amount of credit risk from any one issuer. We additionally perform ongoing credit evaluations of our customers’ financial condition whenever deemed necessary and generally do not require collateral.

We enter into agreements with a vendor that specify future quantities and pricing of polysilicon to be supplied for periods up to 10 years. Under certain agreements, we are required to make prepayments to the vendors over the terms of the arrangements. As of March 29, 2020 and December 29, 2019, advances to suppliers totaled $112.4 million and $121.4 million, respectively. One supplier accounted for 100% of total advances to suppliers as of March 29, 2020 and December 29, 2019.

We enter into foreign currency derivative contracts with high-quality financial institutions and limit the amount of credit exposure to any single counterparty. The foreign currency derivative contracts are limited to a time period of a month or less. We regularly evaluate the credit standing of our counterparty financial institutions.

Interest Rate Risk

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely impact our operating results. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, thereby reducing gross margin and adversely impacting our operating results. This risk is significant to our business because our sales model is highly sensitive to interest rate fluctuations and the availability of credit, and would be adversely affected by increases in interest rates or liquidity constraints.

We do not believe that an immediate 10% increase in interest rates would have a material effect on our financial statements under potential future borrowings. In addition, lower interest rates would have an adverse impact on our interest income. Due to the relatively short-term nature of our investment portfolio, we do not believe that an immediate 10% decrease in interest rates would have a material effect on the fair market value of our money market funds. Since we believe we have the ability to liquidate substantially all of this portfolio, we do not expect our operating results or cash flows to be materially affected to any significant degree by a sudden change in market interest rates on our investment portfolio.

Equity Price Risk Involving Minority Investments in Joint Ventures and Other Non-Public Companies

Our investments held in our joint ventures and other non-public companies expose us to equity price risk. As of March 29, 2020 and December 29, 2019, investments of $27.2 million and $26.5 million, respectively, are accounted for using the equity method. As of March 29, 2020 and December 29, 2019, investments of $6.7 million and $7.9 million, respectively, are accounted for using the measurement alternative method.

These strategic equity investments in third parties are subject to risk of changes in market value and could result in realized impairment losses. We generally do not attempt to reduce or eliminate our market exposure in equity investments. We monitor these investments for impairment and record reductions in the carrying values when necessary. Circumstances that indicate an other-than-temporary decline include the valuation ascribed to the issuing company in subsequent financing rounds, decreases in quoted market prices and declines in operations of the issuer. There can be no assurance that our equity investments will not face risks of loss in the future.

Quantitative and Qualitative Disclosures About Market Risk

For information about the effects of currency and interest rate fluctuations and how we manage currency and interest risk, see “Item 5. Operating and Financial Review and Prospects—5.B. Liquidity and Capital Resources.” Please also see the information set forth under “Note 12. Derivative Financial Instruments” on pages F-39 to F-40 of our combined financial statements and related notes included in the Form 20-F.

5.C RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

Our research and development spending totaled $8.6 million and $7.5 million for the three months ended March 29, 2020 and March 31, 2019, respectively. Our research and development spending totaled $37.0 million for the year ended December 29, 2019. As described in the “Risk Factors” section in the Form 20-F, government regulations and policies can make developing or marketing new technologies expensive or uncertain due to various restrictions on trade and technology transfers.

5.D TREND INFORMATION

Please see “—5.A. Operating Results—Trends and Uncertainties” and “Item 4. Information on the Company—4.B. Business Overview—Our Markets” in the Form 20-F for trend information.

5.E OFF-BALANCE SHEET ARRANGEMENTS

We have no uncombined special purpose financing or partnership entities or other off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, that is material to investors. See also “Note 8. Commitments and Contingencies” to our combined financial statements in the Form 20-F and “Note 6. Commitments and Contingencies” to our condensed combined financial statements included in Exhibit 99.1 to the Current Report and matters described in “—5.F. Aggregate Contractual Obligations.”

5.F. AGGREGATE CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations and other commercial commitments as of March 29, 2020 as well as the effect these obligations and commitments are expected to have on our liquidity and cash flow in future periods, on:

•	an actual basis; and

•	a pro forma basis to give effect to our incurrence of borrowings in the form of exchangeable senior notes, term loans and a revolving credit facility in connection with the spin-off.

Actual

		Payments Due by Fiscal Period
	Total	2020 (Remaining nine months)	2021- 2022	2023- 2024	Beyond 2024
(in thousands)
Operating lease commitments	$27,072	$2,992	$7,996	$7,835	$8,249
Other debt, including interest	47,869	47,218	168	173	310
Future financing commitments	2,900	2,900	—	—	—
Finance lease commitments	1,917	467	1,272	178	—
Non-cancellable purchase orders	99,556	99,556	—	—	—
Purchase commitments under agreements	313,814	275,760	38,054	—	—
Deferred purchase consideration in connection with acquisition	30,000	30,000	—	—	—

Total	$523,128	$458,893	$47,490	$8,186	$8,559

Pro Forma

		Payments Due by Fiscal Period
	Total	2020 (Remaining nine months)	2021- 2022	2023- 2024	Beyond 2024
(in thousands)
Operating lease commitments	$27,072	$2,992	$7,996	$7,835	$8,249
Other debt, including interest	47,869	47,218	168	173	310
Future financing commitments	2,900	2,900	—	—	—
Finance lease commitments	1,917	467	1,272	178	—
Non-cancellable purchase orders	99,556	99,556	—	—	—
Purchase commitments under agreements	313,814	275,760	38,054	—	—
Deferred purchase consideration in connection with acquisition	30,000	30,000	—	—	—
Convertible Notes, Term loans and revolver, including interest and commitment fee(1)	232,985	6,621	19,407	16,207	190,750

Total	$756,113	$465,514	$66,897	$24,393	$199,309

(1)	Amount related to revolver reflects commitment fee only.

For other contingencies, see “Item 4. Information on the Company—4.D. Property, Plants and Equipment—Environmental Matters,” “Item 8. Financial Information—8.A. Combined Statements and Other Financial Information”, “Note 8. Commitments and Contingencies” to our combined financial statements and “Note 6. Commitments and Contingencies” to our combined financial statements included in the Form 20-F.